UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
______________________________
Form 8-K
______________________________
Current Report
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (date of earliest event reported): May 2, 2018
Jacobs Engineering Group Inc.
(Exact name of Registrant as specified in its charter)

Delaware	1-7463	95-4081636
(State of incorporation)	(Commission File No.)	(IRS Employer identification number)

1999 Bryan Street, Suite 1200, Dallas, Texas	75201
(Address of principal executive offices)	(Zip code)

Registrant's telephone number (including area code): (214) 583-8500
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Executive Severance Plan
On May 2, 2018, the Human Resource and Compensation Committee (the “Committee”) of the Board of Directors of Jacobs Engineering Group Inc. (the “Company”) approved and the Company adopted the Jacobs Engineering Group Inc. Executive Severance Plan (the “Plan”), to be effective as of May 2, 2018. The Plan provides severance benefits to certain executive officers of the Company in the event that a participant experiences a qualifying termination of employment as set forth in the Plan. In the event that a qualifying termination occurs during the two (2) year period following a Change in Control (as defined in the Plan), the Plan provides enhanced severance benefits. The Plan will apply to all of the Company’s named executive officers (the “NEOs”) as well as certain other executives of the Company as approved by the Committee.
Non-Change in Control Severance Benefits

Under the terms of the Plan, during a period of time prior to or more than two (2) years following a Change in Control, in the event of a termination of the participant’s employment by the Company other than for Cause (as defined in the Plan), the participant will be entitled to receive the following benefits: (i) a lump sum cash payment equal to 1.5 times (for the CEO) or 1 times (for the other NEOs and executives) the sum of (x) the participant’s base salary and (y) the participant’s target annual incentive award; (ii) a lump sum cash payment equal to 1.5 times (for the CEO) or 1 times (for the other NEOs and executives) the sum of (x) the annual COBRA premium that would be payable by the participant for continued participation in the Company’s group health plans and (y) the annual fee for continued receipt of financial advisory services; and (iii) the participant’s unvested and outstanding equity awards that are scheduled to vest within nine (9) months following the participant’s date of termination shall continue to vest in accordance with their original vesting schedule irrespective of the termination of the participant’s employment (subject to the satisfaction of any applicable performance criteria), all as described in the Plan. Any NEO whose employment agreement provides for benefits in the event of a termination of employment that is not in connection with a Change in Control will receive the benefits, if any, as set forth under such employment agreement in lieu of the Plan.

Change in Control Severance Benefits

Under the terms of the Plan, during the two (2) year period following a Change in Control, in the event of a termination of the participant’s employment by the Company other than for Cause or by the participant for Good Reason (as defined in the Plan), the participant will be entitled to receive the following benefits: (i) a lump sum cash payment equal to 2 times (for the CEO) or 1 times (for the other NEOs and executives) the sum of (x) the participant’s base salary and (y) the participant’s target annual incentive award; (ii) a lump sum cash payment equal to the participant’s target annual incentive award, prorated based on the number of days the participant was employed during the fiscal year in which the participant’s date of termination occurred; and (iii) a lump sum cash payment equal to 2 times (for the CEO) or 1 times (for the other NEOs and executives) the sum of (x) the annual COBRA premium that would be payable by the participant for continued participation in the Company’s group health plans and (y) the annual fee for continued receipt of financial advisory services, all as described in the Plan. The treatment of any Company equity awards that remain outstanding and unvested as of the participant’s date of termination shall be governed by the Company’s 1999 Stock Incentive Plan (or any successor plan) and any award agreements thereunder.

All payments and other benefits under the Plan are subject to the participant’s execution and delivery of a release of claims and compliance with certain non-competition, non-solicitation, confidentiality and non-disparagement covenants.

The payments and other benefits under the Plan are not duplicative of benefits under other policies and agreements. In the event a participant is covered by any other policy or agreement that may duplicate the payments and benefits provided in the Plan, the Committee is specifically empowered to reduce or eliminate the duplicative benefits provided for under the Plan.

The foregoing is qualified in its entirety by reference to the full text of the Plan, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits:
The following exhibit is furnished as part of this Report pursuant to Item 5.02.

Exhibit Number	Exhibit Description
10.1	Jacobs Engineering Group Inc. Executive Severance Plan, effective May 2, 2018

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: May 4, 2018

JACOBS ENGINEERING GROUP INC.

By:	/s/ Kevin C. Berryman
Kevin C. Berryman
Executive Vice President
and Chief Financial Officer